33 Bloomfield Hills Parkway, Suite 200 Bloomfield Hills, Michigan 48304 Telephone: (248) 647-2750 Fax: (248) 433-4598

FOR IMMEDIATE RELEASE	Contact: James Zeumer Pulte Corporation Vice President (248) 433-4597 email: jzeumer@pulte.com

PULTE FOURTH QUARTER EARNINGS FROM CONTINUING OPERATIONS INCREASE 23% TO
$2.01 PER SHARE; UP 22% TO $5.18 FOR THE YEAR

•	Fourth quarter domestic homebuilding gross and pre-tax margins expand by 80 and 110 basis points, respectively.
•	Backlog increased 11% to $1.3 billion; unit backlog increased 1% to 5,477 homes.
•	Enterprise-wide deliveries for year 2000 increased to a record 27,781 homes.
•	Net debt-to-total capital dropped to 28% at year end.

      Bloomfield Hills, MI, January 25, 2001 - Pulte Corporation (NYSE: PHM) announced today record financial results for its fourth quarter and year ended December 31, 2000. Fourth quarter net income from continuing operations was a record $85.6 million, or $2.01 per share, an increase of 23% over prior year fourth quarter net income of $69.8 million, or $1.60 per share. Full year net income from continuing operations increased 22% to a record $218.4 million, or $5.18 per share, as compared to $178.3 million, or $4.07 per share last year.

      Fourth quarter revenues for the Company increased 9% to $1.3 billion. For the year, Pulte reported total revenues of $4.2 billion, representing an 11% increase over the prior year, and the first time revenues have topped $4 billion.

      Commenting on the Company’s financial performance, Robert K. Burgess, Chairman and CEO said, “Pulte’s record results reflect strategies we have been implementing in response to fundamental changes in the industry. These strategies include controlling and developing larger land positions, shifting Pulte’s product mix to higher price points and focusing on growth within existing markets. These strategies, combined with the strength of our balance sheet, will enable Pulte to realize continued growth in its homebuilding operations.

Fourth Quarter Results

      Domestic homebuilding revenues for the quarter increased 8% to a record $1.3 billion. Higher revenues for the period were the result of an 11% increase in average selling price to $215,000, partially offset by a 3% (205 units) decline in deliveries.

      Domestic homebuilding gross margins for the period increased 80 basis points to 19.7%, Pulte’s thirteenth consecutive quarter showing a year-over-year increase in gross margin. Margin gains in the quarter were driven by the $22,000 increase in Pulte’s average sales prices, lower material costs and ongoing initiatives to reduce building costs.

      Other income for the period increased $7.3 million, which primarily reflects gains on land sales, net, that were completed in the quarter. Domestic homebuilding pre-tax income for the quarter increased 20% to $152.1 million.

      Domestic net new home orders for the quarter were 3,930, essentially unchanged from the prior year fourth quarter orders of 3,955 homes. Pulte’s ending backlog was valued at $1.3 billion (5,477 homes), as compared to a value of $1.2 billion (5,432 homes) last year.

      As part of the Company’s disclosure of third quarter 2000 results, Pulte announced the integration of its Active Adult group into its domestic homebuilding operations. Fourth quarter and full-year results reflect this change. Prior year results have been similarly presented. Historical financial information reflecting this realignment can be found within the Corporate Information section of the Company’s website at www.pulte.com.

      The Company’s financial services operations reported fourth quarter pre-tax income of $6.9 million, an increase of 37% over the prior year pre-tax income of $5.0 million. Results for the quarter benefited from higher volumes and continued improvement in the pricing environment as mortgage rates continued to decline.

      For the fourth quarter, Pulte’s International operations reported pre-tax income of $0.5 million, down from $5.4 million last year. Prior year results included land sale gains, while 2000 results were impacted by lower closings in Mexico and an unfavorable currency swing between the US dollar and Mexican peso. “Pulte’s International operations reported a second consecutive year of solid profitability,” said Burgess. “Although 2000 results were below plan, our International operations are establishing a solid foundation for continued growth including this year’s expansion into Argentina.”

Full Year Results

      For the year ended December 31, 2000, Pulte reported net income from continuing operations of $218.4 million, or $5.18 per share, up 22% over prior year net income of $178.3 million, or $4.07 per share. Consolidated revenues for the period were $4.2 billion, up from $3.7 billion in 1999. Earnings per share for 2000 reflect the positive impact of the Company’s share repurchase program through which it acquired 3.3 million shares, or 8% of its outstanding stock.

      Total revenues for Pulte’s domestic homebuilding operations were $4.1 billion, an increase of 12% over prior year revenues of $3.7 billion. Revenues for the period benefited from a 1% increase in closings to 19,799 homes, combined with a $19,000 increase in the average sales price per home of $206,000. Full-year gross margins for Pulte’s domestic operations increased 100 basis points to 18.8%, with a comparable gain in pre-tax margins to 9.5%. Other income for the year increased $15.6 million, which primarily reflects gains on land sales, net. Pre-tax income for the year rose to $389.0 million, an increase of 25% over the prior year.

      Pulte’s financial services operations reported pre-tax income for the year of $19.0 million, as compared to $20.8 million in 1999. Prior year financial services results included a first quarter gain of $1.7 million associated with the sale of the remaining mortgage-backed securities portfolio. Pre-tax income for 2000 was impacted as very competitive market conditions and higher interest rates early in the year reduced overall profitability. Pulte’s International operations reported pre-tax profit of $3.3 million, down from $5.5 million including land sale gains, last year.

      “Operationally and financially, Pulte is entering 2001 in an extremely strong position with ongoing opportunities to capture additional market share and improve Pulte’s overall operating performance,” said Burgess. “The signs of a slowing economy, however, can’t simply be ignored. As such, until we get a better sense of demand conditions, we continue to target 2001 earnings of between $5.35 and $5.45 per share, achieved through improved operating performance, partially offset by anticipated lower land sale gains as compared to 2000. Further, given the schedule for new community openings, Pulte’s results will continue to be back-end weighted with only modest year-over-year gains in the first half of 2001.”

      A conference call discussing Pulte’s fourth quarter results will be held today at 9:00 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

As a cautionary note to investors, except for historical information contained herein, certain matters discussed in this press release are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties, including but not limited to, changes in economic conditions and interest rates, increases in raw material and labor costs, issues and timing surrounding land entitlement and development, weather conditions, and general competitive factors, that may cause actual results to differ materially.

      Pulte Corporation (www.pulte.com) is the parent of the Pulte group of companies. Pulte Home Corporation has operations in 41 markets across the United States and Puerto Rico. The Company is also the fifth largest builder in Mexico. Over its history, the Company has constructed more than 275,000 homes. Pulte Home Corporation has been honored as “America’s Best Builder.” Pulte Mortgage Corporation, Pulte’s national mortgage company, is a nationwide lender committed to meeting the financing needs of Pulte customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com

Pulte Corporation
Condensed Consolidated Results
Of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,

	2000	1999	2000	1999

	($000's omitted, except per share data)
		(Unaudited)
CONSOLIDATED RESULTS:

Revenues	$1,346,765	$1,240,601	$4,159,051	$3,730,337

Pre-tax income (loss):

Homebuilding operations	$152,616	$132,452	$392,383	$316,561

Financial Services operations	6,890	5,011	19,009	20,828

Corporate	(20,312)	(24,646)	(56,296)	(50,984)

Income from continuing operations before income taxes	139,194	112,817	355,096	286,405

Income taxes	(53,598)	(43,024)	(136,712)	(108,118)

Income from continuing operations	85,596	69,793	218,384	178,287

Loss from discontinued operations	(3)	(168)	(29,871)	(122)

Net income	$85,593	$69,625	$188,513	$178,165

EARNINGS PER SHARE -

ASSUMING DILUTION:

Income from continuing operations	$2.01	$1.60	$5.18	$4.07

Loss from discontinued operations	—	—	(.71)	—

Net income	$2.01	$1.60	$4.47	$4.07

Shares used in per share calculations	42,527	43,630	42,146	43,823

Pulte Corporation
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	December 31,	December 31,
	2000	1999

ASSETS

Cash and equivalents	$183,985	$51,797

Unfunded settlements	83,147	53,544

House and land inventories	1,880,263	1,792,733

Residential mortgage loans available-for-sale	259,239	218,062

Other assets	479,849	371,215

	$2,886,483	$2,487,351

LIABILITIES AND

SHAREHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$708,178	$642,339

Unsecured short-term borrowings	—	7,000

Collateralized short-term debt, recourse solely to applicable subsidiary assets	242,603	206,959

Income taxes	10,169	11,769

Subordinated debentures and senior notes	677,602	525,965

Total Liabilities	1,638,552	1,394,032

Shareholders’ Equity	1,247,931	1,093,319

	$2,886,483	$2,487,351

Pulte Corporation
Segment Data

	Three Months Ended
	December 31,

	2000		1999

	($000's omitted)

HOMEBUILDING:

Pre-tax income
Domestic	$152,117		$127,055

International	499		5,397

Total Homebuilding	$152,616		$132,452

Domestic homebuilding:

Sales (settlements)	$1,317,833	100.0%	$1,224,627	100.0%

Cost of sales	(1,058,742)	(80.3%)	(993,134)	(81.1%)

Gross margin, before interest	259,091	19.7%	231,493	18.9%

Selling, general & administrative expense	(105,236)	(8.0%)	(95,541)	(7.8%)

Other income (expense)	6,962	0.5%	(306)	—

EBIT	160,817	12.2%	135,646	11.1%

Interest	(8,700)	(0.7%)	(8,591)	(0.7%)

Pre-tax income	$152,117	11.5%	$127,055	10.4%

FINANCIAL SERVICES:

Pre-tax income	$6,890		$5,011

MORTGAGE ORIGINATIONS:

Origination volume	4,365		3,955

Origination principal	$653,400		$555,900

CORPORATE:

Pre-tax loss:

Net interest expense	$(6,995)		$(7,893)

Other Corporate expense, net	(13,317)		(16,753)

Total Corporate	$(20,312)		$(24,646)

Pulte Corporation
Segment Data

	Year Ended
	December 31,

	2000		1999

	($000's omitted)
HOMEBUILDING:

Pre-tax income
Domestic	$389,034		$311,023

International	3,349		5,538

Total Homebuilding	$392,383		$316,561

Domestic homebuilding:

Sales (settlements)	$4,083,816	100.0%	$3,655,775	100.0%

Cost of sales	(3,315,106)	(81.2%)	(3,003,504)	(82.2%)

Gross margin, before interest	768,710	18.8%	652,271	17.8%

Selling, general & administrative expense	(365,704)	(9.0%)	(314,463)	(8.6%)

Other income (expense)	14,047	0.3%	(1,598)	—

EBIT	417,053	10.2%	336,210	9.2%

Interest	(28,019)	(0.7%)	(25,187)	(0.7%)

Pre-tax income	$389,034	9.5%	$311,023	8.5%

FINANCIAL SERVICES:

Pre-tax income	$19,009		$20,828

MORTGAGE ORIGINATIONS:

Origination volume	13,415		13,728

Origination principal	$1,957,300		$1,908,200

CORPORATE:

Pre-tax loss:

Net interest expense	$(28,987)		$(22,824)

Other Corporate expense, net	(27,309)		(28,160)

Total Corporate	$(56,296)		$(50,984)

Pulte Corporation
Business Operating Data

	Three Months Ended		Year Ended
	December 31,		December 31,

	2000	1999	2000	1999

		($000's omitted)
HOMEBUILDING UNIT

SETTLEMENTS-PULTE

AND AFFILIATES:

Domestic	6,130	6,335	19,799	19,848

International	2,411	2,816	7,982	6,774

Total Pulte and Pulte-affiliate settlement units	8,541	9,151	27,781	26,622

HOMEBUILDING

REVENUES-PULTE

AND AFFILIATES:

Domestic	$1,317,833	$1,224,627	$4,083,816	$3,713,332

International	59,480	52,301	175,957	127,310

Total Pulte and Pulte-affiliate revenues	$1,377,313	$1,276,928	$4,259,773	$3,840,642

Domestic Homebuilding:

Unit settlements:

Northeast	685	762	2,000	2,486

Southeast	2,399	2,487	7,820	7,607

Midwest	762	954	2,903	3,044

Central	1,184	1,154	3,622	3,337

West	1,100	978	3,454	3,095

	6,130	6,335	19,799	19,569

Unit net new orders:

Northeast	379	484	1,970	2,511

Southeast	1,510	1,671	7,815	7,920

Midwest	554	564	2,818	3,166

Central	757	564	3,644	2,956

West	730	672	3,597	2,814

	3,930	3,955	19,844	19,367

Unit backlog:

Northeast			810	840

Southeast			2,141	2,146

Midwest			907	992

Central			814	792

West			805	662

			5,477	5,432